Exhibit 23.4

I hereby consent to all references to me as a nominated director in the Registration Statement of Imperial Capital Group, Inc. and the Prospectus constituting a part thereof and hereby consent to serving as a director of Imperial Capital Group, Inc. effective upon the closing of the offering described in the Registration Statement.

/s/ James H. Hugar
James H. Hugar

Date:   10/12/2009